Exhibit 5
                                                                      Opinion
                               Leonard E. Neilson
                                 Attorney at Law
                            8160 South Highland Drive
                                    Suite 209
                                Sandy, Utah 84093
Phone:  (801) 733-0800                                     Fax:  (801) 733-0808

                                  June 8, 2000



Medisys Technologies, Inc.
144 Napoleon Street
Baton Rouge, Louisiana, 70802

                  Re:      Form SB-2 Registration Statement of Medisys
                               Technologies, Inc.

To the Board of Directors:

         I have acted as counsel to Medisys Technologies, Inc., a Utah corporation (the "Company"), in connection with its registration statement on Form SB-2 related to the offer by certain selling shareholders of 20,875,000 of the Company's common stock, par value $.0005 per share. Of the subject shares being offered, 7,000,000 shares are presently issued and outstanding and the balance are issuable as follows: (i) 5,000,000 shares pursuant to the conversion of certain 6% Convertible Debentures, due August 31, 2001; (ii) 7,125,000 shares under that certain Private Equity Line of Credit Agreement; and (iii) 1,750,000 upon the exercise of certain common stock warrants. These amounts include shares possibly issued due to rounding-up of fractional shares, interest and penalty, and for fluctuations in per share market price of the Company's shares. The shares are being offered pursuant to fulfillment of the terms and conditions set forth in the Registration Statement filed on Form SB-2 in accordance with the registration provisions of the Securities Act of 1933, as amended.

         I have examined the Articles of Incorporation and all amendments thereto, By-Laws, minutes of corporate proceedings and other corporate documents with respect to the issuance of the shares by the Company and the offering of shares by the selling shareholders. I have been furnished with originals, or



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Medisys Technologies, Inc.
June 8, 2000
Page 2

copies certified to my satisfaction, of all such corporate or other records of the Company and I have made such other legal and factual examinations and inquiries as I have considered necessary as a basis for the opinions expressed herein. In the examination of the Company's corporate records, I have presumed the authenticity of all signatures which existed on the records and have presumed the veracity and regularity of all corporate records.

         As to the  question of fact  material to this  opinion  letter,  I have relied upon the representations and warranties, certificates of and conversations and correspondences with, officers and representatives of the Company. Based upon the foregoing, I am of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of Utah.

         2. The shares subject to the registration statement will be legally and validly authorized under the Articles of Incorporation and Board of Directors of the Company and, when distributed and paid for in accordance with the terms set forth in the registration statement, the shares will be duly and validly issued and outstanding, fully paid and nonassessable.

         I hereby consent to the reference to myself in the registration statement covering the offering of the shares, the use of my name beneath the caption "Legal Matters" in the prospectus forming a part thereof, and to the filing of a copy of this opinion as Exhibit 5 thereof.

                                                     Yours truly,

                                                      /S/Leonard E. Neilson
                                                      ---------------------
                                                         Leonard E. Neilson
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